     As filed with the Securities and Exchange Commission on August 11, 2006.
                                                           Registration No. 333-

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                               CAMBREX CORPORATION
               (Exact name of issuer as specified in its charter)

                  Delaware                           22-2476135
          (State of Incorporation)      (I.R.S. Employer Identification No.)

                              One Meadowlands Plaza
                        East Rutherford, New Jersey 07073
                                 (201) 804-3000
          (Address and telephone number of principal executive offices)

             Cambrex Corporation 1996 Performance Stock Option Plan
                            (Full Title of the Plan)

                              Peter E. Thauer, Esq.
                      Vice President - Law and Environment,
                          General Counsel and Secretary
                               Cambrex Corporation
                              One Meadowlands Plaza
                        East Rutherford, New Jersey 07073
                                 (201) 804-3000
            (Name, address and telephone number of agent for service)

                                           CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
 Title of Securities to      Amount to be     Proposed Maximum Offering       Proposed Maximum           Amount of
     be Registered            Registered         Price Per Share (1)      Aggregate Offering Price    Registration Fee
------------------------------------------------------------------------------------------------------------------------
   Common Stock (par      21,500 shares (2)             $20.40                   $438,600.00               $46.93
 value $.10 per share)
------------------------------------------------------------------------------------------------------------------------
Total Registration Fee:                                                                                    $46.93
------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purposes of calculating the amount of the registration fee pursuant to Rules 457(c) of the Securities Act of 1933, as amended, on the basis of the average of the high and low prices for shares of common stock of Cambrex Corporation as reported on the New York Stock Exchange on August 8, 2006 (within 5 business days before the filing date of this Registration Statement).

(2) Represents 21,500 shares of common stock previously issued to the selling shareholders named herein pursuant to the exercise of options granted in accordance with the terms of the Cambrex Corporation 1996 Performance Stock Option Plan.

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

                                EXPLANATORY NOTE

         In accordance with Form S-8 General Instruction C and Rule 429 of the Securities Act of 1933, as amended (the "Securities Act"), this registration statement covers the reoffer and resale of 18,500 shares of common stock of Cambrex Corporation ("Cambrex," the "Company," "we," "us" or "our") previously issued to certain current and former employees named herein (the "Employees") pursuant to the exercise of options granted in accordance with the terms of the Cambrex Corporation 1996 Performance Stock Option Plan. This registration statement also covers the reoffer and resale of 3,000 shares of common stock of Cambrex previously issued to certain current and former directors named herein (the "Directors" and together with the Employees the "Selling Shareholders") pursuant to the terms of the Cambrex Corporation 1996 Performance Stock Option Plan.

         This registration statement contains two parts. The first part contains a "reoffer prospectus" prepared in accordance with Part I of Form S-3 of the Securities Act. The second part contains information required in this registration statement pursuant to Part II of Form S-8. This reoffer prospectus may be used for reoffers or resales on a continuous or delayed basis in the future of the 21,500 shares of common stock described in the previous paragraph.

                    RESTRICTED SECURITIES REOFFER PROSPECTUS

         The material which follows constitutes a prospectus prepared in accordance with the applicable requirements of Part I of Form S-3 and General Instruction C to Form S-8, to be used in connection with reoffers and resales of restricted securities acquired through an employee benefit plan.

                                   PROSPECTUS

                               CAMBREX CORPORATION

                          21,500 SHARES OF COMMON STOCK

This prospectus relates to 21,500 shares, in the aggregate, of common stock, par value $.10 per share, of Cambrex Corporation which may be offered or sold from time to time by the Selling Shareholders. The Selling Shareholders acquired the shares pursuant to the exercise of options granted in accordance with the terms of the Cambrex Corporation 1996 Performance Stock Option Plan.

         The price at which a Selling Shareholder may sell any shares of common stock will be determined by the prevailing market price for such shares or through a privately negotiated transaction. We will receive no part of the proceeds of any sale of such shares made hereunder.

         Our common stock is traded on the New York Stock Exchange under the symbol "CBM". On July 31, 2006 the last reported sale price of our common stock on the New York Stock Exchange was $21.08 per share.

         The mailing address of our principal executive offices is PlaceNameplaceOne PlaceNameMeadowlands PlaceTypePlaza, East Rutherford, New Jersey 07073, and our telephone number is (201) 804-3000.

--------------------------------------------------------------------------------

                  INVESTING IN OUR COMMON STOCK INVOLVES RISKS.
                 PLEASE SEE "RISK FACTORS" BEGINNING ON PAGE 4.

--------------------------------------------------------------------------------

         No person has been authorized to give any information or to make any representations, other than those contained in this prospectus in connection with the offering made hereby, and if given or made, such information or representations must not be relied upon as having been authorized by us, any Selling Shareholder or any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or solicitation of any person in any jurisdiction in which such offer or solicitation may not lawfully be made.

--------------------------------------------------------------------------------

         Neither the Securities and Exchange Commission (the "Commission") nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                 The date of this prospectus is August 11, 2006.

                                TABLE OF CONTENTS

                                                                            PAGE

CAMBREX CORPORATION..........................................................4
RISK FACTORS.................................................................4
USE OF PROCEEDS..............................................................13
DILUTION.....................................................................13
SELLING SHAREHOLDERS.........................................................14
PLAN OF DISTRIBUTION.........................................................14
EXPERTS......................................................................15
WHERE YOU CAN FIND MORE INFORMATION..........................................15
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................16

                               CAMBREX CORPORATION

         Cambrex is a leading innovative supplier of human health and biosciences products to the life sciences industry. Cambrex serves the innovative and generic pharmaceutical markets and the bioresearch, biotherapeutic and biopharmaceutical markets, including universities, research organizations and the government.

                                  RISK FACTORS

         You should carefully consider the following factors and other information in this prospectus and in our annual reports on Forms 10-K when you evaluate our business. If any of the following risks occur, the Company's business, financial condition, operating results and cash flows could be materially adversely effected. The risks and uncertainties described below are not the only ones the Company faces. Additionally, risks and uncertainties not presently known to the Company or that it currently deems immaterial also may impair its business, financial condition, operating results and cash flows in the future.

THE COMPANY'S ANALYSIS, CONSIDERATION AND IMPLEMENTATION OF STRATEGIC ALTERNATIVES MAY MATERIALLY ADVERSELY AFFECT OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS.

         As previously announced, the Company has retained Bear Stearns & Co., Inc. to act as advisors to our board of directors in the analysis and consideration of strategic alternatives to maximize shareholder value, including the potential sale of certain assets. There are several strategic alternatives that may be pursued.

         However, we are presently unable to assess what impact any particular strategic alternative will have on our stock price if accomplished, and our consideration and implementation of strategic alternatives may not be successful. Uncertainties and risks relating to our analysis and consideration of strategic alternatives include but are not limited to:

         - the analysis and consideration of strategic alternatives may disrupt operations and distract members of management and other employees, which could adversely affect our results of operations;

         - the process of exploring strategic alternatives may be more time consuming and expensive than currently anticipated;

         - we may not be able to successfully achieve the benefits of the strategic alternative undertaken; and

         - perceived uncertainties as to the future direction of the Company may result in the loss of employees, customers, clients or business partners.

WE MAY PURSUE TRANSACTIONS THAT MAY CAUSE US TO EXPERIENCE SIGNIFICANT CHARGES TO EARNINGS THAT MAY ADVERSELY AFFECT OUR STOCK PRICE AND FINANCIAL CONDITION.

         We regularly review potential transactions related to technologies, products, product rights and businesses complementary to our business. These transactions could include mergers, acquisitions, divestitures, strategic alliances or licensing agreements. In the future, we may choose to enter into these transactions at any time. As a result of acquiring businesses or entering into other significant transactions, we have previously experienced, and may continue to experience, significant charges to earnings for merger and related expenses that may include transaction costs, closure costs or costs related to the write-off of acquired in-process research and development. These costs may also include substantial fees for investment bankers, attorneys, accountants, financial printing costs, severance and other closure costs associated with the elimination of duplicate or discontinued products, employees, operations and facilities. Although we do not expect these charges to have a material adverse effect upon our overall financial condition, these charges could have a material impact on our results of operations for particular quarters or years and they could possibly have an adverse impact upon the market price of our common stock.

IF WE MAKE ACQUISITIONS, WE MAY EXPERIENCE DIFFICULTY INTEGRATING THE BUSINESSES WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         An important part of our business growth strategy is to acquire products, product lines, technologies and capabilities, including through the acquisition of businesses and to enhance the Company's position in its niche markets. We continually explore and conduct discussions with many third parties regarding possible acquisitions. Our ability to continue to achieve our goals may depend upon our ability to effectively integrate such businesses, to achieve cost efficiencies and to manage these businesses as part of our company. However, we may experience difficulty integrating the merged companies which could have a material adverse effect on the operating results or financial condition of the combined company. As a result of uncertainty following an acquisition and during the integration process, we could experience disruption in our business or employee base. There is also a risk that key employees of the combined company may seek employment elsewhere, including with competitors, or that valued employees may be lost upon the elimination of duplicate functions. If we are not able to successfully blend our products and technologies with the acquired business to create the advantages the acquisition was intended to create, it may effect our results of operations, our ability to develop and introduce new products and the market price of our common stock. Furthermore, there may be overlap between our products, services or customers, and the combined company may create conflicts in relationships or other commitments detrimental to the integrated businesses.

IF WE FAIL TO IMPROVE THE OPERATIONS OF FUTURE ACQUIRED BUSINESSES, WE MAY BE UNABLE TO ACHIEVE OUR GROWTH STRATEGY.

         Some of the businesses we have acquired or will acquire had or may have significantly lower operating margins than we do and/or operating losses prior to the time we acquired them. In the past, we have occasionally experienced temporary delays in improving the operating margins of these acquired businesses. In the future, if we are unable to improve the operating margins of acquired businesses or operate them profitably, we may be unable to achieve our growth strategy.

PHARMACEUTICAL, BIOPHARMACEUTICAL AND BIOTECHNOLOGY COMPANIES MAY DISCONTINUE OR DECREASE THEIR USAGE OF OUR SERVICES.

         We depend on pharmaceutical, biopharmaceutical and biotechnology companies that use our services for a large portion of our revenues. Although there has been a trend among these companies to outsource therapeutic production functions, this trend may not continue. We have observed increasing pressure on the part of our customers to reduce spending, including the use of our services, as a result of negative economic trends generally and in the pharmaceutical industry. If these companies discontinue or decrease their usage of our services, including as a result of an economic slowdown in the overall country-regionplaceUnited States or foreign economies, our revenues and earnings could be lower than we expect and our revenues may decrease or not grow at historical rates.

COMPETITION IN THE LIFE SCIENCES RESEARCH MARKET, AND/OR A REDUCTION IN DEMAND FOR OUR PRODUCTS, COULD REDUCE SALES.

         The markets for our products are competitive and price sensitive. Other life science suppliers have significant financial, operational, sales and marketing resources, and experience in research and development. These and other companies may have developed or could in the future develop new technologies that would compete with our products or render our products obsolete. If a competitor develops superior technology or cost-effective alternatives to our products or services, our business, operating results, and financial condition could be seriously harmed. In addition, demand for our products may weaken due to reduction in research and development budgets, loss of distributors or other factors, which would have an adverse effect on our financial condition.

         The markets for certain of our products are also subject to specific competitive risks and can be highly price competitive. Our competitors have competed in the past by lowering prices on certain products. Our competitors may lower prices on these or other products in the future and we may, in certain cases, respond by lowering our prices. This would reduce revenues and profits. Conversely, failure to anticipate and respond to price competition may hurt our market share.

         We believe that customers in our markets display loyalty to their initial supplier of a particular product. Therefore, it may be difficult to generate sales to potential customers who have purchased products from competitors. To the extent we are unable to be the first to develop and supply new products, our competitive position may suffer.

OUR FAILURE TO OBTAIN NEW CONTRACTS OR RENEWED CONTRACTS OR CANCELLATION OF EXISTING CONTRACTS MAY ADVERSELY EFFECT OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS AND MAKE OUR REVENUE DIFFICULT TO PREDICT.

         Many of our contracts are short-term in duration. As a result, we must continually replace our contracts with new contracts to sustain our revenue. In addition, many of our long-term contracts may be cancelled or delayed by clients for any reason upon notice. Contracts may be terminated for a variety of reasons, including termination of product development, failure of products to satisfy safety requirements, unexpected or undesired results from use of the product or the client's decision to forego a particular study. The Company currently has a long-term sales contract within the Human Health segment that accounts for more than 10% of segment sales that is scheduled to expire at the end of 2008. There is no guarantee that this contract will be renewed. Our failure to obtain new contracts or renew contracts or the cancellation or delay of existing contracts could have a material adverse effect on our business, financial condition and results of operations.

         Furthermore, because our revenue is primarily generated on a contract-by-contract or purchase order basis, our revenue is difficult to predict and contributes to the variability of our financial results from period to period. In addition, we do not believe that a backlog of contracts is a meaningful indicator of our future revenue because much of our revenue is resulting from short-term contracts or purchase orders and these contracts can often be terminated for many reasons.

THE BIOPHARMA BUSINESS SEGMENT HAS EXPERIENCED AND MAY CONTINUE TO EXPERIENCE SIGNIFICANT VOLATILITY IN PROFITABILITY AND THERE ARE NO ASSURANCES THAT IT WILL RETURN TO ITS HISTORIC PROFITABILITY LEVEL.

         The Company's Biopharma segment provides process development and manufacturing services on a contract basis to biopharmaceutical companies. This business has a very high fixed cost structure and its customers are often dependent on the availability of funding and pursuing drugs that are in earlier stages of clinical trials, and thus have high failure rates. Losses of one or more customers can result in significant swings in profitability from quarter to quarter and year to year. Returning to historic profitability levels is dependent on the Company generating significant additional revenues from existing and new customers, which can not be assured.

THE COMPANY COULD BE SUBJECT TO ADDITIONAL IMPAIRMENT CHARGES IN THE FUTURE.

         During 2004 and 2005, the Company recorded impairment charges to reduce goodwill and long-lived assets in 2005. The Company may be subject to additional impairment charges if the business units do not perform at or near projected levels in the future. Should the profit forecast for these businesses be revised significantly downward, the Company may incur additional impairment charges.

OUR OPERATING RESULTS MAY UNEXPECTEDLY FLUCTUATE IN FUTURE PERIODS.

         The Company's revenue and operating results have fluctuated, and could continue to fluctuate, on a quarterly basis. The operating results for a particular quarter may be lower than expected as a result of a number of factors, including the timing of contracts; the delay or cancellation of a contract; the mix of services provided; seasonal slowdowns in different parts of the world; the timing of start-up expenses for new services and facilities; and changes in government regulations. Because a high percentage of the Company's costs are relatively fixed in the short term (such as the cost of maintaining facilities and compensating employees), any one of these factors could have a significant impact on the Company's quarterly results. In some quarters, the Company's revenue and operating results may fall below the expectations of securities analysts and investors due to any of the factors described above. In such event, the trading price of the Company's common stock would likely decline, even if the decline in revenue did not have any long-term adverse implications for the Company's business.

OUR MARKET SHARE DEPENDS ON NEW PRODUCT INTRODUCTIONS AND ACCEPTANCE.

         Rapid technological change and frequent new product introductions are typical of the market for certain of our products and services. Our future success will depend in part on continuous, timely development and introduction of new products that address evolving market requirements and are attractive to customers. We believe successful new product introductions provide a significant competitive advantage because customers make an investment of time in selecting and learning to use a new product, and are reluctant to switch thereafter. We spend significant resources on internal research and development, as well as on technology development elsewhere to support our effort to develop and introduce new products. To the extent that we fail to introduce new and innovative products, we could fail to obtain an adequate return on these investments and could lose market share to our competitors, which may be difficult to regain. An inability, for technological or other reasons, to develop successfully and introduce new products could reduce our growth rate or otherwise damage our business.

         In the past, we have experienced, and may experience in the future, delays in the development and introduction of products. We cannot be assured that we will keep pace with the rapid change in life sciences research, or that our new products will adequately meet the requirements of the marketplace or achieve market acceptance. Some of the factors effecting market acceptance of our products include:

         -  availability, quality and price as compared to competitive products;

         -  the functionality of new and existing products;

         - the timing of introduction of our products as compared to competitive products;

         - scientists' and customers' opinions of the product's utility and our ability to incorporate their feedback into future products;

         -  general trends in life sciences research.

         The expenses or losses associated with unsuccessful product development activities or lack of market acceptance of our new products could adversely affect our business, financial condition and results of operations.

FAILURE TO OBTAIN PRODUCTS AND COMPONENTS FROM THIRD-PARTY MANUFACTURERS COULD AFFECT OUR ABILITY TO MANUFACTURE AND DELIVER OUR PRODUCTS.

         We rely on third-party manufacturers to supply many of our raw materials, product components, and in some cases, entire products. In addition, we have a single source for supplies of some raw materials and components to our products. Manufacturing problems may occur with these and other outside sources. If such problems occur, we cannot ensure that we will be able to manufacture our products profitably or on time.

ANY SIGNIFICANT REDUCTION IN GOVERNMENT REGULATION OF THE DRUG DEVELOPMENT PROCESS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         The design, development, testing, manufacturing and marketing of biotechnology and pharmaceutical products are subject to extensive regulation by governmental authorities, including the U.S. Food and Drug Administration ("FDA") and comparable regulatory authorities in other countries. The Company's business depends in part on strict government regulation of the drug development process. Legislation may be introduced and enacted from time to time to modify regulations administered by the FDA and governing the drug approval process. Any significant reduction in the scope of regulatory requirements or the introduction of simplified drug approval procedures could have a material adverse effect on the Company's business, financial condition and results of operations.

VIOLATIONS OF CGMP AND OTHER GOVERNMENT REGULATIONS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

         All facilities and manufacturing techniques used for manufacturing of products for clinical use or for commercial sale in the country-regionplaceUnited States must be operated in conformity with current Good Manufacturing Practices ("cGMP") regulations as required by the FDA. The Company's facilities are subject to scheduled periodic regulatory and customer inspections to ensure compliance with cGMP and other requirements applicable to such products. A finding that the Company had materially violated these requirements could result in regulatory sanctions, the loss of a customer contract, the disqualification of data for client submissions to regulatory authorities and/or a mandated closing of the Company's facilities. Any such material violations would have a material adverse effect on the Company's business, financial condition and results of operations.

         The Commission is currently conducting an investigation into the Company's inter-company accounting procedures from the period 1997-2001. The investigation began during the first half of 2003 after the Company voluntarily disclosed certain matters related to inter-company accounts for the five-year period ending December 31, 2001 that resulted in the restatement of the Company's financial statements for those years. The Company is fully cooperating with the SEC and does not expect further revisions to its historical financial statements relating to these issues. This investigation could lead to an adverse outcome and adversely effect our business, financial condition, results of operations and cash flows.

LITIGATION MAY HARM OUR BUSINESS OR OTHERWISE NEGATIVELY IMPACT OUR MANAGEMENT AND FINANCIAL RESOURCES.

         Substantial, complex or extended litigation could cause the Company to incur large expenditures and distract our management. For example, lawsuits by employees, stockholders, counterparties to acquisition and divestiture contracts, collaborators, distributors, customers, or end-users of our products or services could be very costly and substantially disrupt our business. Disputes from time to time with such companies or individuals are not uncommon, and we cannot assure you that we will always be able to resolve such disputes out of court or on terms favorable to the Company.

         The Company is involved in a number of lawsuits including a class action lawsuit filed against Cambrex and certain current Company officers alleging the failure to disclose in a timely fashion the restatement of results for the five-year period ending December 31, 2001 as discussed in the risk factor above, as well as the loss of a significant contract at our Baltimore facility. If this matter, or any of the Company's other lawsuits, is resolved in an unfavorable manner, they could have a material adverse effect on the operating results and cash flows in future periods.

LOSS OF KEY PERSONNEL COULD HURT OUR BUSINESS.

         The Company depends on a number of key executives. The loss of services of any of the Company's key executives could have a material adverse effect on the Company's business.

         The Company also depends on its ability to attract and retain qualified scientific and technical employees. There can be no assurance the Company will be able to retain its existing scientific and technical employees, or to attract and retain additional qualified employees. The Company's inability to attract and retain qualified scientific and technical employees would have a material adverse effect on the Company's business, financial condition and results of operations.

POTENTIAL PRODUCT LIABILITY CLAIMS, ERRORS AND OMISSIONS CLAIMS IN CONNECTION WITH SERVICES WE PERFORM AND POTENTIAL LIABILITY UNDER INDEMNIFICATION AGREEMENTS BETWEEN US AND OUR OFFICERS AND DIRECTORS COULD ADVERSELY EFFECT OUR EARNINGS AND FINANCIAL CONDITION.

         The Company manufactures products intended for use by the public. In addition, the Company's services include the manufacture of pharmaceutical and biologic products to be tested in human clinical trials and for consumption by humans. These activities could expose the Company to risk of liability for personal injury or death to persons using such products, although the Company does not presently market or sell the products to end users. The Company seeks to reduce its potential liability through measures such as contractual indemnification provisions with clients (the scope of which may vary from client-to-client, and the performances of which are not secured), exclusion of services requiring diagnostic or other medical services, and insurance maintained by clients. The Company could be materially and adversely effected if it were required to pay damages or incur defense costs in connection with a claim that is outside the scope of the indemnification agreements, if the indemnity, although applicable, is not performed in accordance with its terms or if the Company's liability exceeds the amount of applicable insurance or indemnity. In addition, the Company could be held liable for errors and omissions in connection with the services it performs. The Company currently maintains product liability and errors and omissions insurance with respect to these risks. There can be no assurance, however, that the Company's insurance coverage will be adequate or that insurance coverage will continue to be available on terms acceptable to the Company.

         The Company also indemnifies its officers and directors for certain events or occurrences while the officer or director is, or was serving, at the Company's request in such capacity. The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited; however, the Company has a "Director and Officer" insurance policy that covers a portion of any potential exposure. The Company could be materially and adversely effected if it were required to pay damages or incur legal costs in connection with a claim above its insurance limits.

ASSESSMENTS BY VARIOUS TAX AUTHORITIES MAY BE MATERIALLY DIFFERENT THAN WE HAVE PROVIDED FOR AND WE MAY EXPERIENCE SIGNIFICANT VOLATILITY IN OUR ANNUAL AND QUARTERLY EFFECTIVE TAX RATE.

         As a matter of course, the Company is regularly audited by federal, state, and foreign tax authorities. From time to time, these audits result in proposed assessments. While the Company believes that it has adequately provided for any such assessments, future settlements may be materially different than we have provided for and negatively effect our earnings.

         Since 2003, the geographic mix of income has resulted in the recording of a valuation allowance against all net domestic deferred tax assets. Going forward, until such time as the Company's domestic profitability is restored and considered by management to be sustainable for the foreseeable future, the Company will not record the income tax benefit or expense for domestic pre-tax losses and income respectively, and as such may experience significant volatility in its effective tax rate.

WE HAVE A SIGNIFICANT AMOUNT OF DEBT THAT COULD ADVERSELY EFFECT OUR FINANCIAL CONDITION.

         The Company has a $277,500 revolving credit facility of which $81,943 was outstanding at December 31, 2005. In addition, the Company had privately placed notes of $100,000 (repaid in January 2006 by drawing down our existing revolving credit facility).

         Even if we are able to meet our debt service obligations, the amount of debt we have could adversely effect us in a number of ways, including:

         - limiting our ability to obtain any necessary financing in the future for working capital, capital expenditures, debt service requirements, or other purposes;

         - limiting our flexibility in planning for, or reacting to, changes in our business;

         - placing us at a competitive disadvantage relative to our competitors who have lower levels of debt;

         - making us more vulnerable to a downturn in our business or the economy generally;

         - requiring us to use a substantial portion of our cash to pay principal and interest on our debt, instead of contributing those funds to other purposes such as working capital and capital expenditures.

INTERNATIONAL UNREST OR FOREIGN CURRENCY FLUCTUATIONS COULD ADVERSELY EFFECT OUR RESULTS.

         Our international revenues, which include revenues from our non-U.S. subsidiaries and export sales from the country-regionplaceU.S., represented 62% of our product revenues in 2005 and 61% of our product revenues in 2004. We expect that international revenues will continue to account for a significant percentage of our revenues for the foreseeable future.

         There are a number of risks arising from our international business, including:

         - foreign currencies we receive for sales outside the country-regionplaceU.S. could be subject to unfavorable exchange rates with the U.S. dollar and reduce the amount of revenue that we recognize;

         - the possibility that unfriendly nations or groups could boycott our products;

         - general economic and political conditions in the markets in which we operate;

         - potential increased costs associated with overlapping tax structures;

         - more limited protection for intellectual property rights in some countries;

         -  unexpected changes in regulatory requirements;

         - the difficulties of compliance with a wide variety of foreign laws and regulations;

         -  longer accounts receivable cycles in certain foreign countries; and

         -  import and export licensing requirements.

         A significant portion of our business is conducted in currencies other than the U.S. dollar, which is our reporting currency. We recognize foreign currency gains or losses arising from our operations in the period incurred. As a result, currency fluctuations between the U.S. dollar and the currencies in which we do business have caused and will continue to cause foreign currency transaction gains and losses. We cannot predict the effects of exchange rate fluctuations upon our future operating results because of the number of currencies involved, the variability of currency exposures, and the potential volatility of currency exchange rates. We engage in limited foreign exchange hedging transactions to manage our foreign currency exposure, but our strategies are short-term in nature and may not adequately protect our operating results from the full effects of exchange rate fluctuations.

THE MARKET PRICE OF OUR STOCK COULD BE VOLATILE.

         The market price of our common stock has been subject to volatility and, in the future, the market price of our common stock may fluctuate substantially due to a variety of factors, including:

         - quarterly fluctuations in our operating income and earnings per share results;

         - technological innovations or new product introductions by us or our competitors;

         -  economic conditions;

         -  disputes concerning patents or proprietary rights;

         - changes in earnings estimates and market growth rate projections by market research analysts;

         -  sales of common stock by existing holders;

         -  loss of key personnel; and

         -  securities class actions or other litigation.

         The market price for our common stock may also be effected by our ability to meet analysts' expectations. Any failure to meet such expectations, even slightly, could have an adverse effect on the market price of our common stock. In addition, the stock market is subject to extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to the operating performance of these companies.

INCIDENTS RELATED TO HAZARDOUS MATERIALS COULD ADVERSELY EFFECT OUR BUSINESS.

         Portions of our operations require the controlled use of hazardous materials. Although we are diligent in designing and implementing safety procedures to comply with the standards prescribed by federal, state, and local regulations, the risk of accidental contamination of property or injury to individuals from these materials cannot be completely eliminated. In the event of such an incident, we could be liable for any damages that result, which could adversely effect our business.

         Additionally, any incident could partially or completely shut down our research and manufacturing facilities and operations.

         We generate waste that must be transported to approved storage, treatment and disposal facilities. The transportation and disposal of such waste are required to meet applicable state and federal statutes and regulations. The storage, treatment and disposal of such waste potentially exposes us to environmental liability if, in the future, such transportation and disposal are deemed to have violated such statues and/or regulations or if the storage, treatment and disposal facilities are inadequate and are proved to have damaged the environment.

         The Company is also party to several environmental remediation investigations and cleanups and, along with other companies, has been named a "potential responsible party" for certain waste disposal sites. The Company has also retained the liabilities with respect to certain pre-closing environmental matters associated with the sale of the Rutherford Chemicals business. After reviewing information currently available, management believes any amount paid in excess of accrued liabilities will not have a material effect on its business, financial condition or results of operations. However, these matters, if resolved in a manner different from the estimates, could have a material adverse effect on the financial condition, operating results and cash flows when resolved in future reporting periods.

THE POSSIBILITY WE WILL BE UNABLE TO PROTECT OUR TECHNOLOGIES COULD EFFECT OUR ABILITY TO COMPETE.

         Our success depends to a significant degree upon our ability to develop proprietary products and technologies. However, we cannot be assured that patents will be granted on any of our patent applications. We also cannot be assured that the scope of any of our issued patents will be sufficiently broad to offer meaningful protection. We only have patents issued in selected countries. Therefore, third parties can make, use, and sell products covered by our patents in any country in which we do not have patent protection. In addition, our issued patents or patents we license could be successfully challenged, invalidated or circumvented so that our patent rights would not create an effective competitive barrier. We provide our customers the right to use our products under label licenses that are for research purposes only. These licenses could be contested, and we cannot be assured that we would either be aware of an unauthorized use or be able to enforce the restrictions in a cost-effective manner.

         If a third party claimed an intellectual property right to technology we use, we may need to discontinue an important product or product line, alter our products and processes, defend our right to use such technology in court or pay license fees. Although we may, under these circumstances, attempt to obtain a license to such intellectual property, we may not be able to do so on favorable terms, or at all. Additionally, if our products are found to infringe on a third party's intellectual property, we may be required to pay damages for past infringement, and lose the ability to sell certain products or receive licensing revenues.

COMPLIANCE WITH CHANGING REGULATION OF CORPORATE GOVERNANCE AND PUBLIC DISCLOSURE MAY RESULT IN ADDITIONAL EXPENSE.

         Changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, are creating uncertainty for companies. These new or changed laws and standards are subject to multiple interpretations, in many cases due to their lack of specification. As a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies which could result in higher costs necessitated by revisions to disclosures and governance practices. We are committed to maintaining high standards of corporate governance and public disclosure. As a result of the efforts to comply with the evolving laws and regulations increased general and administrative expenses have been experienced and are likely to continue. In particular, our efforts to comply with Section 404 of the Sarbanes-Oxley Act of 2002, and the related assessments have required commitment of significant internal and external financial and operational resources.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of any shares of our common stock by the Selling Shareholders pursuant to this reoffer prospectus. All such proceeds, net of brokerage commissions, if any, will be received by the Selling Shareholders.

                                    DILUTION

         Because any Selling Shareholders who offer and sell their shares of common stock covered by this prospectus may do so at various times, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions, we have not included in this prospectus information about the dilution (if any) to the public arising from these sales.

                              SELLING SHAREHOLDERS

         The shares of common stock to which this prospectus relates may be offered or sold from time to time by the Selling Shareholders.

         The following table sets forth certain information as to the beneficial ownership of Cambrex's common stock as of August 4, 2006 for each Selling Shareholder (a current or former employee or director of the Company, as indicated below).

--------------------------------------------------------------------------------------------------------------------
                                                                                                PERCENTAGE OF SHARES
                             NUMBER OF SHARES      MAXIMUM NUMBER OF       NUMBER OF SHARES      BENEFICIALLY OWNED
     NAME OF SELLING        BENEFICIALLY OWNED   SHARES ELIGIBLE TO BE    BENEFICIALLY OWNED     AFTER THE OFFERING
     SHAREHOLDER (1)         PRIOR TO OFFERING         OFFERED (2)         AFTER THE OFFERING             (7)
--------------------------------------------------------------------------------------------------------------------
Stephen Colasuonno (4)             500                   500                         0                    *
Dave Goodman (4)                 3,833                 3,000                       833                    *
George Goodman (5)               7,816                 1,500                     6,316                    *
Leon Hendrix Jr. (6)            19,302                 1,500                    17,802                    *
Theresa Hernan (4)               5,004                 4,500                       504                    *
Carl Johansson (4)               4,500                 4,500                         0                    *
Michael Lafond (3)               5,689                 4,500                     1,189                    *
Ulf Sjoestrand (4)               1,000                 1,000                         0                    *
Roop Kumar (3)                     500                   500                         0                    *
--------------------------------------------------------------------------------------------------------------------

* Less than 1%.

(1) Each Selling Shareholder received shares of common stock pursuant to the exercise on April 25, 2006 of options granted in accordance with the terms of the Cambrex Corporation 1996 Performance Stock Option Plan, except for Roop Kumar who exercised on April 24, 2006.

(2) Only the shares acquired in connection with the Cambrex Corporation 1996 Performance Stock Option Plan described in note (1) are eligible to be offered under this prospectus.

(3)   Former employee.

(4)   Current employee.

(5)   Former director.

(6)   Current director.

(7) For the purpose of this table, the percent of issued and outstanding shares of common stock held by each Selling Shareholder has been calculated on the basis of 26,753,156 shares of common stock issued and outstanding (excluding treasury shares) on August 8, 2006.

                              PLAN OF DISTRIBUTION

         We are registering the shares of common stock covered by this prospectus for the Selling Shareholders or their pledgees, donees, transferees or other successors-in-interest as a gift, partnership distribution or other non-sale-related-transfer after the date of this prospectus, who may sell the shares from time to time. The Selling Shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or otherwise, at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Selling Shareholders may effect such transactions by selling the shares to or through broker-dealers or directly to purchasers (in the event of a private sale). The shares may be sold by one or more of, or a combination of, the following:

         - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers; and

         -  in privately negotiated transactions.

         Certain Selling Shareholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with certain Selling Shareholders. Certain Selling Shareholders may also sell the shares short and redeliver the shares to close out such short positions. Such Selling Shareholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer such shares pursuant to this prospectus.

         Certain Selling Shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the shares so loaned, or upon a default the broker-dealer may sell the pledged shares, pursuant to this prospectus.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from Selling Shareholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. In such cases, usual and customary brokerage fees will be paid by the Selling Shareholders. Broker-dealers or agents and any other participating broker-dealers or the Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because Selling Shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the Selling Shareholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the Selling Shareholders.

         We will bear all costs, expenses and fees in connection with the registration of the shares. The Selling Shareholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The Selling Shareholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                                     EXPERTS

         The financial statements and management's assessment of the effectiveness of internal control over financial reporting (which is included in Management's Report on the Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2005 have been so incorporated in reliance on the report (which contains an adverse opinion on the effectiveness of internal control over financial reporting) of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.


                       WHERE YOU CAN FIND MORE INFORMATION

         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any of the information on file with the Commission at the Commission's Public Reference Room at address Street 450 Fifth Street, N.W., Room 1024, Washington, State D.C. Postal Code 20549. Please call the Commission at 1-800-SEC-0330 for further information on the Public Reference Room. In addition, the Commission maintains an Internet site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the Commission. We began filing documents with the Commission electronically on March 22, 1994. Our filings with the Commission are also available to the public from commercial document retrieval services. Some of our filings are available at http://www.cambrex.com.

         Our common stock is listed on the New York Stock Exchange. Reports and other information concerning Cambrex may be inspected at the offices of the New York Stock Exchange, address Street 20 Broad Street, City New York, State New York Postal Code 10005.

         We filed a registration statement on Form S-8 to register with the Commission the shares of common stock offered by this prospectus. This document is part of that registration statement and constitutes a prospectus of Cambrex. As permitted by Commission rules, this document does not contain all the information you can find in the registration statement or exhibits to the registration statement.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Commission allows us to incorporate by reference information into this document, which means that we can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document or a document subsequently filed by us. This document incorporates by reference the documents set forth below that we have previously filed with the Commission. These documents contain important information about us and our financial performance.

(a)  Annual Report on Form 10-K         Year ended December 31, 2005

(b)  Quarterly Reports on Form 10-Q     Quarter Ended March 31, 2006 and
                                        June 30, 2006

(c)  Current Reports on Form 8-K (to    Dated January 4, 2006, February 3, 2006,
     the extent not furnished)          February 7, 2006, March 20, 2006,
                                        May 3, 2006, and August 4, 2006

(d) The description of the shares of common stock of Cambrex contained in the registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, as amended ("Exchange Act"), including any amendment or report filed for the purpose of updating such description.

(e) All documents subsequently filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus.

         Copies of these filings, excluding all exhibits unless an exhibit has been specifically incorporated by reference in this document, are available from us, at no cost, by writing or telephoning us at:

         Cambrex Corporation
         One PlaceNameplaceMeadowlands PlaceTypePlaza
         East Rutherford, StateNew Jersey PostalCode07073
         Tel: (201) 804-3000
         Attn: Secretary

         You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have authorized no one to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of that document, regardless of the time of delivery of this prospectus or of any sale of shares of common stock.

                                     PART II
                           INFORMATION REQUIRED IN THE
                             REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

         The following documents or extracts of documents, which previously have been filed by Cambrex with the Commission, are incorporated herein by reference and made a part hereof:

(a)  Annual Report on Form 10-K         Year ended December 31, 2005

(b)  Quarterly Reports on Form 10-Q     Quarter Ended March 31, 2006 and
                                        June 30, 2006

(c)  Current Reports on Form 8-K (to    Dated January 4, 2006, February 3, 2006,
     the extent not furnished)          February 7, 2006, March 20, 2006,
                                        May 3, 2006 and August 4, 2006

(d) The description of the shares of common stock of Cambrex contained in the registration statement filed pursuant to Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

(e) All other reports filed by us pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report referred to in (a) above.

(f) All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date hereof and prior to the filing of a post-effective amendment which indicates that all securities covered hereby have been sold or which deregisters all securities covered hereby then remaining unsold, such documents to form a part hereof, commencing on the respective dates on which the documents are filed.

         For purposes of this registration statement, any document or any statement deemed to be incorporated by reference herein or contained in an incorporated document shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed incorporated document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

ITEM 4. DESCRIPTION OF SECURITIES.

         Not Applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

         Not Applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Section 145 of the Delaware General Corporation Law ("DGCL") makes provision for the indemnification of officers and directors in terms sufficiently broad to indemnify officers and directors under certain circumstances from liabilities (including reimbursement for expenses incurred) arising under the Securities Act. Section 145 of the DGCL empowers a corporation to indemnify its directors and officers and to purchase insurance with respect to liability arising out of their capacity or status as directors and officers, provided that this provision shall not eliminate or limit the liability of a director: (1) for any breach of the director's duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) arising under Section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit. The DGCL provides further that the indemnification permitted thereunder shall not be deemed exclusive of any other rights to which the directors and officers may be titled under the corporation's bylaws, any agreement, a vote of stockholders or otherwise.

         Cambrex's Restated Certificate of Incorporation provides for indemnification of Cambrex's officers and directors to the fullest extent permitted by the DGCL. Cambrex has purchased directors' and officers' liability insurance covering liabilities that may be incurred by its directors and officers in connection with the performance of their duties.

         Cambrex's Bylaws provide a right to indemnification for expenses, attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by any director or officer by reason of the fact that the director or officer is or was serving or has agreed to serve at the request of Cambrex as a director or officer of Cambrex or as a director, officer, partner, fiduciary or trustee of another corporation, partnership, joint venture, trust or other enterprise, if such officer or director acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action, that the director or officer had no reasonable cause to believe that his conduct was unlawful. In an action by or in the right of the corporation, such indemnification shall be limited to expenses actually and reasonably incurred by such indemnified party in defense or settlement of such action and no indemnification shall be made in respect of any matter as to which such indemnified party shall have been adjudged to be liable to the corporation, unless the Delaware Chancery Court determines otherwise. Cambrex's Bylaws provide for the advancement of expenses to an indemnified party upon receipt of an undertaking by the party to repay those amounts if it is finally determined that the indemnified party is not entitled to indemnification.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

         Exemption for the original issuance of the shares of common stock which may be offered or sold from time to time by the Selling Shareholders pursuant to the reoffer prospectus contained in this registration statement is claimed under
Section 4(2) of the Securities Act.

ITEM 8.  EXHIBITS.

         The following exhibits are filed with or incorporated by reference into this registration statement (numbering corresponds to exhibit table in Item 601 of Regulation S-K):

23.1     Consent of PricewaterhouseCoopers LLP

ITEM 9. UNDERTAKINGS.

(1)      The undersigned registrant hereby undertakes:

            (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement.

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by Cambrex pursuant to Section 13 or
                        Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

            (b) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of Cambrex's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Cambrex pursuant to the foregoing provisions, or otherwise, Cambrex has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Cambrex of expenses incurred or paid by a director, officer or controlling person of Cambrex in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Cambrex will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act, Cambrex certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, on this 11th day of August, 2006.

CAMBREX CORPORATION

By:  /s/ Peter E. Thauer
-------------------------------------
Peter E. Thauer

Vice President - Law and Environment,
General Counsel and Secretary

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby severally constitutes and appoints James A. Mack, Luke M. Beshar and Peter E. Thauer, and each of them acting singly, as his or her true and lawful attorney-in-fact and agent, with full and several power of substitution and resubstitution, to sign for him or her and in his or her name, place and stead in any and all capacities indicated below, the Registration Statement on Form S-8 filed herewith and any and all pre-effective and post-effective amendments and supplements to the said Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he or she might or could do in person hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature and Title                                     Date

/s/ James A. Mack                                       August 11, 2006
--------------------------------------
James A. Mack
President, Chief Executive Officer
and Chairman of the Board

/s/ Luke M. Beshar                                      August 11, 2006
--------------------------------------
Executive Vice President and
Chief Financial Officer

/s/ David R. Bethune                                    August 11, 2006
--------------------------------------
David R. Bethune
Director

/s/ Rosina B. Dixon                                     August 11, 2006
--------------------------------------
Rosina B. Dixon
Director

/s/ Roy W. Haley                                        August 11, 2006
--------------------------------------
Roy W. Haley
Director

/s/ Kathryn R. Harrigan                                 August 11, 2006
--------------------------------------
Kathryn R. Harrigan, PhD
Director

/s/ Leon J. Hendrix, Jr.                                August 11, 2006
--------------------------------------
Leon J. Hendrix, Jr.
Director

/s/ Ilan Kaufthal                                       August 11, 2006
--------------------------------------
Ilan Kaufthal
Director

/s/ William B. Korb                                     August 11, 2006
--------------------------------------
William B. Korb
Director

/s/ John R. Miller                                      August 11, 2006
--------------------------------------
John R. Miller
Director

/s/ Peter G. Tombros                                    August 11, 2006
--------------------------------------
Peter G. Tombros
Director